EXHIBIT 4.1
                                                                     -----------



                       AMENDMENT NO. 1 TO RIGHTS AGREEMENT


         THIS AMENDMENT NO. 1 TO RIGHTS AGREEMENT (this "Amendment"), dated as of April 12, 2005, is between BKF Capital Group, Inc., a Delaware corporation (the "Company"), and Mellon Investor Services LLC, as rights agent (the "Rights Agent").

         WHEREAS, the Company and the Rights Agent are parties to a Rights Agreement, dated as of June 8, 2001 (the "Rights Agreement"); and

         WHEREAS, pursuant thereto and the provisions of the certificate of incorporation of the Company, the Company distributed a Right (as defined in the Rights Agreement) to each holder of Common Shares (as defined in the Rights Agreement) of the Company; and

         WHEREAS, the Company desires to amend the Rights Agreement pursuant to
Section 27 of the Rights Agreement as set forth below.

         NOW, THEREFORE, the Rights Agreement is hereby amended as follows:

         1.       AMENDMENT OF SECTION 1(A).

                  Section 1 of the Rights Agreement is amended by deleting subsection (a) thereof and replacing it in its entirety with the following:

                  (a) "ACQUIRING PERSON" shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 10% or more of the Common Shares of the Company then outstanding (other than as a result of a Permitted Offer), but shall not include (i) the Company, (ii) any Subsidiary of the Company,
         (iii) any employee benefit plan of the Company or any Subsidiary of the Company, or any entity holding Common Shares for or pursuant to the terms of any such plan, or (iv) a Director or Officer or any Permitted Transferee. As used in this Section 1(a), "Director or Officer" shall mean Levin Management Co., Inc., John A. Levin & Co., Inc., or any Person who serves as a director or officer (as such term is defined in Rule 16a-1(f) of the Exchange Act) of the Company, Levin Management Co., Inc. or John A. Levin & Co., Inc. as of the date of this Agreement; and "Permitted Transferee" shall mean any heirs or legatees of a Director or Officer, transferees by will, laws of descent or distribution or by operation of law of any of the foregoing (including of any such transferees) (including any executor or administrator of any estate of any of the foregoing), any trust or foundation to which any of the foregoing has transferred or may transfer securities of the Company, any trust established for the primary benefit of, or any other Person the beneficial owners of which consist primarily of, any of the foregoing; or any Affiliates or Associates of any of the foregoing (including any trustee, manager or director of any of the foregoing or any other Person serving any such entity in a similar capacity), or any other transferees approved of in writing by the Board of Directors of the Company. Notwithstanding the foregoing, no Person shall become an "Acquiring Person" as the result of an acquisition of Common Shares by the Company, which, by reducing the number of Common Shares of the Company outstanding, increases the proportionate number of Common Shares of the Company beneficially owned by such Person to 10% or more of the Common Shares of the Company then outstanding, or as the result of the issuance or sale by the Company of Common Shares directly to such Person; PROVIDED, HOWEVER, that, if a Person shall become the Beneficial Owner of 10% or more of the Common Shares of the Company then outstanding by reason of such share purchases or such direct issuances or sales by the Company and shall, after such share purchases or such direct issuances or sales by the Company, become the Beneficial Owner of any additional Common Shares of the Company, then such Person shall be deemed to be an "Acquiring Person." Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be an "Acquiring Person" for any purposes of this Agreement. Notwithstanding the foregoing, no Person shall be an "Acquiring Person" if such Person shall, as of the close of business on May 29, 2001, be the Beneficial Owner of 10% or more of the Common Shares of the Company outstanding on such date; PROVIDED, HOWEVER, that, if such Person shall, after such date, acquire beneficial ownership of any additional Common Shares of the Company, then such Person shall be deemed to be an "Acquiring Person" unless (i) the Board of Directors of the Company determines in good faith that such additional Common Shares were inadvertently acquired, and such additional Common Shares are divested as promptly as practicable, (ii) such acquisition of additional Common Shares is in connection with a corporate transaction approved by the Board of Directors of the Company, such as a distribution or dividend to all holders of Common Shares of the Company, or (iii) such acquisition of Common Shares in the aggregate does not exceed 1% of the then outstanding Common Shares of the Company (exclusive of any Common Shares acquired as permitted by clauses (i) or (ii) of this sentence but inclusive of any Common Shares previously acquired pursuant to this clause (iii)).

         2.       AMENDMENT OF SECTION 1.

                  Section 1 of the Rights Agreement is amended by adding a new subsection, subsection (x), at the end thereof, which shall read in its entirety as follows:

                  (x) "PERMITTED OFFER" shall mean a tender or exchange offer
         (1) that is for all of the outstanding Common Shares of the Company at the same price, (2) as a result of which the offeror shall have acquired beneficial ownership of a majority of the outstanding Common Shares of the Company, and (3) after which the offeror shall provide for a subsequent offer period in accordance with the Exchange Act and the rules and regulations promulgated thereunder at the highest price at which Common Shares of the Company were acquired in such offer.

         3.       ADDITION OF SECTION 34.

                  The Rights Agreement is amended by adding the following new
Section 34 immediately after Section 33:

                  Section 34.  TIDE COMMITTEE REVIEW.

                  (a) It is understood that the TIDE Committee (as described below) of the Board of Directors of the Company shall review and evaluate this Agreement in order to consider whether the maintenance of this Agreement continues to be in the best interests of the Company, its stockholders and other relevant constituencies of the Company at least once every three years, or sooner than that if any Person shall have made a proposal to the Company or its stockholders, or taken any other action that, if effective, could cause such Person to become an Acquiring Person hereunder, if a majority of the members of the TIDE Committee shall deem such review and evaluation appropriate after giving due regard to all relevant circumstances. Following each such review, the TIDE Committee will communicate its conclusions to the full Board of Directors of the Company, including any recommendation in light thereof as to whether this Agreement should be modified or the Rights should be redeemed. The TIDE Committee shall be comprised of members of the Board of Directors of the Company who are not officers, employees or Affiliates of the Company and shall be the Nominating and Corporate Governance Committee of the Company as long as the members of the Nominating and Corporate Governance Committee meet such requirements.

                  (b) The TIDE Committee, and the Board of Directors of the Company, when considering the redemption of, or any supplement or amendment to, the Rights, shall have the power to set their own agenda and to retain at the expense of the Company their choice of legal counsel, investment bankers and other advisors. The TIDE Committee, and the Board of Directors of the Company when considering redemption of, or any supplement or amendment to, the Rights, shall have the authority to review all information of the Company and to consider any and all factors they deem relevant to an evaluation of whether to maintain or modify the Agreement or terminate the Rights.

         4.       MISCELLANEOUS.

                  Except as expressly amended hereby, the Rights Agreement shall continue in full force and effect in accordance with the provisions thereof on the date hereof. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. Terms not defined herein shall, unless the context otherwise requires, have the meanings assigned to such terms in the Rights Agreement.

                  IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date set forth above.

                                             BKF CAPITAL GROUP, INC.


                                             By: /s/ Norris Nissim
                                                 ------------------------------
                                                 Name:  Norris Nissim
                                                 Title: Vice President, General
                                                        Counsel and Secretary


                                             MELLON INVESTOR SERVICES LLC,
                                                      as Rights Agent


                                             By: /s/ John W. Comer, Jr.
                                                 ------------------------------
                                                 Name:  John W. Comer, Jr.
                                                 Title: Vice President